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FORM 4                                                     OMB APPROVAL
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/ / Check this box if no                            OMB Number:       3235-0287
    longer subject to                               Expires: September 30, 1998
    Section 16. Form 4                              Estimated average burden
    or Form 5 obligations                           hours per response .... 0.5
    may continue. See                               ---------------------------
    Instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
Scharar            Robert              W.           United Investors Realty Trust/UIRT        to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give  X Other (Specify
1202 Briarbrook                                   Person, if an entity     March/1998           ----        title ---       below)
---------------------------------------------    (Voluntary)              -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original             Trust Manager
                                                                             (Month/Year)              ------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                                                (Check Applicable Line)
                                                                                              X  Form filed by One Reporting Person
                                                                                             ---
                                                                                                 Form filed by More than One
                                                                                                Reporting Person
Houston              TX             77042          ###-##-####                               ---
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of        6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           Securities          ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          Beneficially        Form:          direct
                                               (Instr. 8)                                Owned at            Direct         Benefi-
                                  (Month/                                                End of Month        (D) or         cial
                                   Day/   ---------------------------------------        (Instr. 3 and 4)    Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Shares of Beneficial
Interest                        3/13/98    A            5,000      A        $10.00        24,464                D
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Common Shares of Beneficial
Interest                                                                                  31,000                I       By FCA Corp.
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Common Shares of Beneficial                                                                                             By self as
Interest                                                                                   3,138                I       Trustee
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Common Shares of Beneficial                                                                                             By self as
Interest                                                                                   1,162                I       Trustee
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Common Shares of Beneficial                                                                                             By self as
Interest                                                                                   1,538                I       Trustee
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION          (Over)
                                               CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                                               DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                        SEC 1474 (7-97)


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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ ROBERT W. SCHARAR          3/31/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                         SEC 1474 (7-97)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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